UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
June 26, 2009

Date of Report (Date of earliest event reported)
FIRST COMMUNITY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-19297	55-0694814

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 989 Bluefield, Virginia	24605-0989

(Address of principal executive offices)	(Zip Code)
(276) 326-9000

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
As previously reported, First Community Bancshares, Inc. (the “Company”) and its wholly-owned subsidiary, First Community Bank, N.A. (the “Bank”), entered into an underwriting agreement (the “Underwriting Agreement”) with Sandler O’Neill & Partners, L.P., as representative of the underwriters named therein, that provided for the sale of 4,600,000 shares of the Company’s common stock, par value $1.00 per share (“Common Stock”), at a public offering price of $12.50 per share, less underwriting discounts and commissions, in an underwritten public offering (the “Offering”). The Offering was completed on June 10, 2009.
Pursuant to the Underwriting Agreement, the Company granted the underwriters a 30-day option to purchase up to an additional 690,000 shares of Common Stock to cover over-allotments, if any. On June 23, 2009, Sandler O’Neill & Partners, L.P., as representative of the underwriters, provided written notice that the underwriters would be fully exercising the over-allotment option to purchase the additional 690,000 shares of Common Stock (“Over-allotment Shares”), at $12.50 per share, less underwriting discounts and commissions. The sale of the Over-allotment Shares was completed on June 26, 2009, resulting in net proceeds to the Company, after underwriting discounts and commissions and expenses, of approximately $8.1 million.
On June 5, 2009, the Company filed with the Securities and Exchange Commission a prospectus supplement related to the Offering, dated June 4, 2009 (the “Prospectus Supplement”), to the base prospectus contained in the Company’s effective registration statement on Form S-3 (File No. 333-153692) (“Registration Statement”). Exhibit 5.1 attached to this Current Report on Form 8-K is incorporated by reference in its entirety into the Prospectus Supplement and Registration Statement.
Item 9.01 Financial Statements and Exhibits
(d)	The following exhibit is included with this report:

Exhibit No.	Exhibit Description

5.1	Opinion of Patton Boggs LLP.

23.1	Consent of Patton Boggs LLP (included in Exhibit 5.1).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST COMMUNITY BANCSHARES, INC.
Date: June 26, 2009	By:	/s/ David D. Brown
David D. Brown
Chief Financial Officer